Exhibit 99.1
For:
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009
A.C. Moore Reports Third Quarter Fiscal 2010 Financial Results
Berlin, New Jersey, November 9, 2010 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the three and nine month periods ended October 2, 2010.
Sales for the third quarter of 2010 were $99.7 million, a decrease of 6.0% compared to sales of $106.1 million during the third quarter of 2009. This decline was primarily due to a decrease in comparable store sales of 7.0% partially offset by the operation of two additional stores compared to the third quarter of last year. Net loss for the quarter was $8.1 million, or $0.33 per share, compared to a net loss of $12.9 million, or $0.53 per share in the third quarter of last year.
Sales for the nine months ended October 2, 2010 were $304.9 million, a decrease of 4.5% compared to sales of $319.2 million during the comparable period of 2009. This decline is primarily attributable a 5.9% decrease in comparable store sales partially offset by the operation of two additional stores compared to the same period of last year. Net loss was $25.4 million, or $1.04 per share, for the nine months ended October 2, 2010, compared to a net loss of $25.4 million, or $1.16 for the comparable period last year.
Joseph A. Jeffries, Chief Executive Officer, stated, “We achieved year over year improvements in several important metrics including gross margin, expense control, and inventory management. However, until we achieve sustained profitability, we will not consider our turnaround efforts to be successful. The entire organization is focused on driving the merchandising plan, improving execution and delivering improved operating results as we move forward.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Tuesday, November 9, 2010 to discuss third quarter 2010 results. To participate in the conference call, please dial 877-440-5807 and provide the operator with passcode #1418410. If you are unable to access the live call, please dial 888-203-1112 and enter #1418410 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Tuesday, November 9, 2010 and will remain available until Tuesday, November 23, 2010 at 11:59 p.m. ET.

A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 135 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to maintain liquidity and preserve cash, our ability to comply with the terms of our credit facility, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, our failure to accurately respond to inventory and merchandise requirements, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising and marketing strategies and other risks detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except shares)
(unaudited)

	October 2,	January 2,	October 3,
	2010	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$25,394	$45,952	$31,326
Inventories	122,233	122,058	138,151
Prepaid expenses and other current assets	10,798	13,288	10,425

	158,425	181,298	179,902

Non-current assets:
Property and equipment, net	78,236	81,938	88,069
Other assets	1,442	2,233	2,485

	$238,103	$265,469	$270,456

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	$19,000	$19,000
Trade accounts payable	38,586	37,047	48,648
Other current liabilities	28,008	28,624	22,666

	85,594	84,671	90,313

Non-current liabilities:
Deferred tax liability and other	2,102	3,344	2,722
Accrued lease liability	14,620	17,380	17,242

	16,722	20,724	19,964

	102,316	105,395	110,277

Shareholders’ equity	135,787	160,074	160,179

	$238,103	$265,469	$270,456

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(unaudited)

	Quarter Ended		Nine Months ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$99,669	$106,083	$304,888	$319,172
Cost of sales (including buying and distribution costs)	57,435	65,350	173,632	188,428

Gross margin	42,234	40,733	131,256	130,744
Selling, general and administrative expenses	49,589	53,177	153,798	154,221
Store pre-opening and closing expenses	562	250	1,645	932

Loss from operations	(7,916)	(12,694)	(24,186)	(24,409)
Net interest expense	231	191	677	885

Loss before income taxes	(8,147)	(12,885)	(24,863)	(25,294)
Provisions for income taxes	—	24	509	72

Net loss	$(8,147)	$(12,909)	$(25,372)	$(25,366)

Basic net loss per share	$(0.33)	$(0.53)	$(1.04)	$(1.16)

Diluted net loss per share	$(0.33)	$(0.53)	$(1.04)	$(1.16)

Basic weighted average shares outstanding	24,494	24,325	24,413	21,914

Diluted weighted average shares outstanding	24,494	24,325	24,413	21,914

For More Information Contact:
A.C. Moore Arts & Crafts, Inc.
David Stern, Chief Financial Officer
(856) 768-4943